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                                                                   EXHIBIT 10.18

                                December 31, 1999


Gary Lauer
1805 Jelinda Drive
Santa Barbara, CA  93108

RE:     TRANSITION FROM EMPLOYEE TO OUTSIDE DIRECTOR OF METACREATIONS
        CORPORATION

Dear Gary:

        The Compensation Committee of the MetaCreations Board of Directors is pleased that you have decided to remain on as a member of the MetaCreations Board of Directors. Given your change in status from President and CEO ("Employee") to Outside Director, there are a few matters which should be clarified and agreed upon regarding your employee stock options and outstanding company loan. This letter sets forth the proposal of the Compensation Committee regarding these matters and if you agree to the terms set forth, this letter will become an agreement between you and the Company.

        First, regarding your 200,000 share performance-based stock option grant, the Committee has determined that the performance goals for the accelerated vesting of the second 100,000 shares was satisfied by the successful repositioning of the Company as an Internet company. As such all 200,000 shares are deemed fully vested. Regarding your 800,000 share stock option grant, vesting of this option will stop on December 31, 1999. Accordingly, as of December 31, 1999, your total vested and exercisable shares under these grants is 595,556 shares.

        Second, the exercisability of these shares would ordinarily terminate three months after your Employee status ended. However, as a result of your decision to retain your position as a member of the Board, the Company is prepared to extend the exercisability of all vested MetaCreations stock options until three months after you leave MetaCreations' Board of Directors. The Committee also appreciates your decision not to disrupt the orderly trading of MetaCreations stock by selling an excessive number of your MetaCreations shares during any single trading day.

        Finally, regarding your $1,000,000 loan with MetaCreations, the Company will extend the due date to the earlier of: (i) the close of escrow on the sale of the property located at 1805 Jelinda Drive, Santa Barbara, California; or
(ii) December 31, 2000. This extension is further conditioned on your agreement that should you exercise and sell any of your vested


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Mr. Gary Lauer
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MetaCreations Options, you agree, at the time of the sale, to pay MetaCreations
80% of the after tax proceeds on such sale toward repayment of the loan.

        By signing and returning this agreement you acknowledge this document represents the entire agreement and understanding between you and the Company relating to your severance from the Company as an Employee.

                                            Sincerely,
                                            Compensation Committee of the Board
                                            of Directors, MetaCreations
                                            Corporation


                                            /s/SAMUEL JONES
                                            ------------------------------------
                                            Samuel Jones


                                            /s/WILLIAM LANE
                                            ------------------------------------
                                            William Lane


Agreed and Accepted:


Date:   December 31, 1999
     -----------------------------

Name:   /s/GARY LAUER
     -----------------------------
        Gary Lauer

                                            Confirmed by MetaCreations


                                            By:/s/BRUCE A. TELKAMP
                                               ---------------------------------
                                               Bruce A. Telkamp
                                               VP and General Counsel